EXHIBIT 99.4

QIAGEN agrees to be acquired by Thermo Fisher

FAQs for QIAGEN employees

Summary:

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Combining QIAGEN with Thermo Fisher Scientific will bring us into a promising new era and give us the opportunity to have a far greater impact in making improvements in life possible than we could as a stand-alone company.

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The QIAGEN brand will continue within Thermo Fisher, and the combined company’s expanded global offering will dramatically enhance our firepower and ability to maximize the reach of our Sample to Insight solutions.

•	Customers across the continuum from Life Sciences to Molecular Diagnostics will gain easier and more efficient access to QIAGEN solutions through this combination.

•	Employees will benefit from new opportunities as part of Thermo Fisher, a company with a larger organization, broader global capabilities and the benefits of scale.

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The combination of QIAGEN and Thermo Fisher is expected to be completed in the first half of 2021, and is subject to the successful completion of a tender offer in the United States and Germany, and other customary closing conditions that include other clearances and regulatory approval.

Key questions:

1.	Who is Thermo Fisher?

•	QIAGEN has agreed to be acquired by Thermo Fisher Scientific Inc., a world leader in serving science that is based in Waltham, Massachusetts.

•	As part of Thermo Fisher, we have an unprecedented opportunity to provide a new level of service to our customers based on their significantly larger global platform and depth of capabilities.

•	This will take QIAGEN into a promising new era and an opportunity for us to make a far greater impact on helping to improve life than is possible as a stand-alone company.

2.	Why are QIAGEN and Thermo Fisher a good fit for this combination?

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Like QIAGEN, Thermo Fisher is an industry innovator with a strong product portfolio. The combined assets complement each other in a way that should create even greater value for our customers – a great opportunity for future growth.

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There is also a good cultural fit: Thermo Fisher is a global and diverse company, and they share our core values to have a customer-centric culture with a higher purpose to make improvements in life possible through cutting-edge science and diagnostics.

•	Together, we can serve our customers more effectively than ever. Thermo Fisher’s platform, organizational assets and global presence will expand our reach.

3.	Why is this occurring now, especially after the strategic review was terminated?

•	We were able to reach an agreement that we believe is in the best interest of all stakeholders – including our employees – and provides an unprecedented opportunity to move into a promising new era.

•	We’re excited about joining Thermo Fisher, and the benefits are compelling for all of our stakeholders.

•	There is high potential for QIAGEN employees to benefit from career opportunities as part of a larger, more global organization, creating a business with greatly increased strength and stability.

•	Our shareholders will also benefit from immediate and significant cash value.

4.	Why have QIAGEN’s Management and Supervisory Boards agreed on the deal?

•	The Supervisory Board and Managing Board have a fiduciary responsibility to review any offers to acquire the company in light of the opportunity for value creation.

•	In other words, they have a responsibility to shareholders – like any public company – to review any offers in comparison with the stand-alone value.

•	In this case, the offer was compelling for shareholders – but also for our employees, customers and other stakeholders.

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While a transaction like this can create uncertainty and leads to changes, we firmly believe that it is in the best interest of all of our stakeholders and provides a great chance for new opportunities for our employees.

5.	What effect does this have on our QIAGEN Team Goals for 2020?

•	None at all. In fact, it is imperative that we double down on achieving – even exceeding – the goals that we have set for this year.

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After the challenges of 2019, we have to build momentum in our business. We have exciting product launches in 2020 – especially QIAcuity. And our teams are making a big difference in the public health crisis response to COVID-19. NO OTHER company has been able to create the real-time PCR solutions that we have for customers.

6.	Will our products be rebranded?

•	QIAGEN is a recognized premium brand for customers around the world, so the name itself and many individual product brands can be expected to endure.

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A thorough review of future branding options will be made to decide how best to serve customers, with input from both organizations. Further information will be provided as soon as those decisions have been made.

7.	How will you approach the integration process?

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Business will continue as usual for the foreseeable future. QIAGEN and Thermo Fisher will remain separate companies until the transaction is approved, and the integration will not begin until after closing.

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In particular, QIAGEN and Thermo Fisher must operate their businesses independently until the closing, avoiding any coordinated activity or information sharing that could violate applicable competition laws. Our Legal team will provide further guidelines concerning appropriate interaction between the companies before closing, which is expected in the first half of 2021.

•	Additionally, and before the closing, integration planning teams from both companies will explore the best ways to maximize the capabilities and organizational assets of both companies.

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We have a lot to offer, and we can be very proud of what we have achieved with our sites and operations around the world. Our people and operations around the world were highly appreciated by Thermo Fisher during the discussions.

8.	What about the integration timeline? How long will it take to be completed?

•	The proposed transaction is expected to close in the first half of 2021, and only then will QIAGEN begin to be integrated into Thermo Fisher.

•	During this period between announcement and the closing, our operations will not change. We will continue business as usual and operate as two separate companies.

9.	What are the plans for the integration process?

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Thermo Fisher plans to integrate QIAGEN into their operations in a thoughtful and deliberate manner, and to take the time to do it properly. This includes strictly complying with all applicable competition laws.

•	Integration planning teams will collaborate in the coming months to develop a detailed strategic roadmap for our organizations, customer relationships and product lines.

•	No actual integration, including changes to operations or personnel, will take place until the transaction is completed.

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QIAGEN’s brand will be a valuable addition to Thermo Fisher’s business. Joining forces will enable us to provide customers of both companies with our industry-leading Sample to Insight solutions, alongside their broad and respected line of products.

•	The talent and abilities of QIAGEN employees also will contribute important expertise, and we expect the combined skills of both companies to blend smoothly.

10.	Will there be layoffs or workforce reductions?

•	We realize this is top of mind in any transaction. Thermo Fisher shares our strong belief that QIAGEN employees are one of the company’s most valuable assets.

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To reaffirm: Decisions about new organizational structures, and the potential implications it could have on people at BOTH companies, will only take place after we spend time learning about both of our organizations during the integration planning.

•	Any decisions would be implemented AFTER the transaction has been completed.

•	But rest assured, this transaction is about growth, and we expect many opportunities to arise for employees by joining the world leader in serving science.

11.	Will there be a severance package for any QIAGEN employees who lose their jobs?

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This transaction involves creating new opportunities for QIAGEN employees as part of a larger organization. Should employees be impacted in the future, they will be treated fairly and in a socially responsible manner in line with their local market regulations.

12.	What is going to change for us at QIAGEN? What will happen to our culture?

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Combining companies is going to bring changes in our culture and the way we do business. QIAGEN will no longer operate as a stand-alone company, but our EC believes the best parts of our culture will be enhanced and aligned in our new organization.

•	Thermo Fisher has a purpose that we can all align with and is embodied in its Mission: to enable its customers to make the world healthier, cleaner and safer.

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At the same time, Thermo Fisher has made clear that it recognizes the value, expertise and potential of QIAGEN’s workforce – our people are critical to the future of this business and achieving growth as part of Thermo Fisher.

•	It is still early days, and there are many details to be worked out.

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This also applies to our customers. We are not going to be the same company in the future, and adjustments will be made after the closing. The objective is to provide even better service and be part of a broader product offering for our customers, as well as a great place to work for our colleagues.

•	In the meantime, until the transaction is completed, we will maintain the status quo of QIAGEN’s business operations and operate as stand-alone companies.

•	That means we all have to stay focused on our daily jobs and deliver on the goals that we have set. Our customers are counting on you and all of us at QIAGEN.

13. What will happen to the Hilden and Germantown sites, as well as other sites?

•	Business will continue as usual for the foreseeable future until the transaction is approved and it is time for the integration process to begin.

•	Teams at QIAGEN and Thermo Fisher will explore the best ways to maximize the capabilities and organizational assets of both companies.

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We have a lot to offer, and a lot to be proud of in terms of what we have achieved with our sites and operations around the world. These were highly appreciated by Thermo Fisher during the discussions.

14.	What will happen to QIAGEN’s Management Board and Executive Committee?

•	Today is just the announcement of a proposed combination.

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Until we close, we remain a separate company and will continue to be run as we always have. The focus of our management, board and EC is now on working to complete the transaction to ensure a smooth transition.

15.	When can we start interacting with colleagues from Thermo Fisher?

•	Business will continue as usual for the foreseeable future until the transaction is approved and it is time for the integration process to begin.

•	During this period, there should be NO interaction with colleagues from Thermo Fisher – especially in terms of customer activities or business operations.

•	All interactions between the companies will be organized and monitored by the Integration planning team. Further details about this team will be provided once they have been formed.

•	Our Legal team will be sharing further information with employees on this topic.

16.	What happens to our EC structure with Business Areas and global functions?

•	The priority is to understand the scope of operations and organizational structures in both companies and begin to design effective plans to make the transition a success.

•	We will create integration planning teams that will work on the processes necessary to combine the workforces and our operations.

•	The new organizational structures for our operations as part of Thermo Fisher will grow out of these collaborative processes.

17.	How will this affect my salary, health insurance, vacation days or sick time?

•	No changes in benefits are planned to be made during the period ahead of closing.

•	Both companies offer attractive compensation and benefits packages.

18.	Who in the senior management of Thermo Fisher will be involved in running the QIAGEN businesses? What happens to QIAGEN’s Executive Committee?

•	There are no planned changes in our management structure at this time – especially not until the transaction has been completed (expected in first half of 2021).

•	Today is just the announcement of a proposed combination.

•	Until we close, we remain a separate company and will continue to be run as we always have. Our focus is now on working to complete the transaction to ensure a smooth transition.

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Even more important, it is critical that we focus on QIAGEN’s business during this time and deliver on the goals we have set. This is how you can contribute to ensuring a successful completion of this transaction and will set us up for greater success as part of Thermo Fisher.

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As we move forward, the current organizational structures at both companies will be assessed with respect to how to create the best work processes to support our customers in the most effective and efficient way possible.

19.	What will happen with QIAGEN’s partnerships and collaborations (e.g., Illumina)?

•	No impact is expected on our business partnering relationships at this time.

20.	What will happen to any open positions?

•	Decisions on filling any open positions will be made on a case-by-case basis and decided on an EC function basis.

21.	Will the business combination affect plans for the NeuMoDx launch and the option to acquire NeuMoDx Molecular and U.S. rights to the platform?

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A decision on the option to acquire the remaining stake in NeuMoDx that QIAGEN does not own is planned to be made during the course of 2020. It will be made by independently by QIAGEN if this proposed combination with Thermo Fisher has not yet been completed.

22.	What is the message to our customers and Commercial Partners?

•	A separate cascade of communications to our customers and Commercial Partners was started immediately after the public announcement.

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Our message to customers is that we intend to deliver the same level of products, services and quality that they receive today from QIAGEN – and that we will be able to serve customers even better as we join forces with Thermo Fisher.

23.	How will our customer service change as part of Thermo Fisher?

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As part of Thermo Fisher, we are convinced that we can provide an even greater level of customer satisfaction to our customers. Why? We will be part of a greatly enhanced product portfolio and will be integrated into significantly larger commercial channels and support networks.

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We are aligned with Thermo Fisher in shared values to enhance the experience of our customers and grow our customer base. It is imperative that we continue to focus on making our customers even more satisfied with our products and services.

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During this period ahead of the transaction closing, we are calling on all QIAGENers to make customer satisfaction their personal mission. This will be critical to helping us achieve the goals we have set for 2020.

24.	Will we continue to work with the same suppliers and vendors? What do we tell them about the transaction and future business relations?

•	A key point is to stress that nothing changes in how QIAGEN operates at least until the transaction has been completed, and that will take some time.

•	As to how we will work with our suppliers and vendors as part of Thermo Fisher, the answer will emerge over time during the integration process.

•	Some of our existing suppliers and vendors will likely stay, while others may be changed in favor of those working with Thermo Fisher.

25.	How should we handle competitor comments, speculation and rumors?

•	Remember that the best place to find reliable information will be from the QIAGEN team via e-mails, Yammer, conference calls and Townhalls.

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We are in the early days of this exciting development for the future of QIAGEN. We are being forthright and honest, and delivering the news as it is available. That means we are counting on your trust and patience. If we do not know the answer, we will tell you. A key point to stress is that nothing changes in terms of how QIAGEN operates until the transaction has been completed, which we expect in the first half of 2021.

26.	What do I do if I am contacted by the media or others from outside QIAGEN?

•	Please direct all media and investor inquiries to corporatecommunications@qiagen.com

27.	Where can I address with any questions concerning the integration process?

•	We understand that there are many open questions that you have, given the uncertainty this type of announcement can create.

•	We encourage you to reach out to your supervisor to address any specific questions about your particular situation.

•	We are determined to provide as much information as legally possible so that you can have clarity about developments as they occur.

•	Our plan is to update you when we have any new information via Yammer and e-mail, through Townhalls and conference calls, and also through routine pulse checks.

•	You can also send an email to corporatecommunications@qiagen.com. The integration team will respond as quickly as possible. We welcome your questions, feedback and comments.

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Forward-looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties, including the impact of public health epidemics; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the “Investor Relations” section of the website corporate.QIAGEN.com/investor-relations, under the heading “Financial Reports,” and in any subsequent Quarterly Reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to today.

Additional Information and Where to Find it

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary will file with the SEC and publish in Germany. The terms and conditions of the tender offer will be published in, and the offer to purchase ordinary shares of QIAGEN will be made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Once the necessary permission from BaFin has been obtained, the offer document and related offer materials will be published in Germany and also filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced. QIAGEN intends to file a solicitation / recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer; in addition, QIAGEN will publish a document combining the recommendation statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) and the position statement (gemotiveerde standpuntbepaling) pursuant to Section 18 and appendix G of the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen). The offer document for the tender offer (German and English) containing the detailed terms and conditions of, and other information relating to, the tender offer will, among other things, be published on the internet at www.thermofisher.com.

Acceptance of the tender offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 WPÜG AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN) WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement (when they become available) and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.QIAGEN.com or by contacting QIAGEN’s investor relations department at +1-240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at +1-781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it will file with the SEC will be available at www.thermofisher.com. Furthermore, copies of the offer document will also be available free of charge at the information agent to be identified in the offer document.